[EXHIBIT 10.3]

                         CONSULTING AGREEMENT
                         --------------------

	THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into effective January 1, 2003, by and between Jean Caillet
("Caillet"), and BBJ Environmental Technologies, Inc., a Nevada corporation whose principal place of business is at 6802 Citicorp
Drive, Suite 500, Tampa, Florida 33619 (the "Company").

	WHEREAS, Caillet currently is a member of the Company's Board of Directors (the "Board") and is familiar with the Company's operations; and

	WHEREAS, the Company desires to retain Caillet as a consultant and Caillet desires to render services in that capacity under the terms set forth below.

	NOW THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Term of Agreement. The Term of this Agreement (the "Term") shall be Fifteen (15) months, commencing as of January 1, 2003, and ending March 31, 2004.

        2. Consulting Services. The Company hereby retains Caillet as a consultant, and Caillet hereby agrees to provide advice, assistance, and consultation to the Company including, without limitation, regarding strategic matters and the Company's operations. Caillet shall report directly to the Board and shall not be required to report to any executive officer of the Company. The parties agree that all services rendered by Caillet shall be performed in the capacity as an independent contractor, and that this working relationship is not an employment relationship.

        3. Performance of Consulting Services. The parties recognize and agree that much of Caillet's work may be performed at locations other than the Company's offices, including his own home. The Company shall have no obligation to provide or otherwise make available any office space or other location to Caillet for providing his services hereunder. Both parties agree to cooperate in good faith regarding requests for services, so that they can be rendered on a mutually convenient basis. The Company acknowledges that Caillet has many other commitments, and will consider those other commitments in making requests for services.

        4. Compensation. In full consideration of the services to be provided hereunder, and pursuant to the terms of the BBJ Environmental Technologies, Inc. 2000 Employee Benefit and Consulting Services Compensation Plan, as amended (the "Plan"), which is incorporated into this Agreement by reference, the Company agrees to (a) award Caillet 300,000 shares of the Company's common stock (the "Stock") on January 27, 2003; (b) award Caillet 100,000 shares of Stock on October 1,
2003; (c) award Caillet 100,000 shares of Stock on January 1, 2004;
and (d) grant Caillet an option ("Option") to purchase an aggregate of 1,000,000 shares of Stock (the "Option Shares") on January 27, 2003 ("Date of Grant") at an exercise price equal to the Fair Market Value (as defined in the Plan) of the Stock on the Date of Grant, which may be exercised by Caillet as follows: (i) during the period commencing on the Date of Grant and ending on June 30, 2003, the Option may be exercised up to a cumulative maximum of 60% of the Option



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Shares; (ii) during the period commencing on the July 1, 2003 and ending on December 31, 2003, the Option may be exercised up to a cumulative maximum of 80% of the Option Shares; and (iii) commencing on January
1, 2004, the Option may be exercised in full. The specific terms and conditions of each award of Stock described in Sections 4(a), (b) and
(c) shall be as set forth in the form of a Stock Grant Agreement, a copy of which is attached to this Agreement as Schedule A and is incorporated herein by reference. The specific terms and conditions of the Option described in Section 4(d) shall be as set forth in the form of a Grant of Option, a copy of which is attached to this Agreement as Schedule B and is incorporated herein by reference. Notwithstanding anything to the contrary in this Section 4 or otherwise, Caillet shall not be entitled to an award of shares under
Section 4(b) or Section 4(c) if, on or prior to the date on which shares are to be awarded, under Section 4(b) or Section 4 (c), as the case may be, the Company has terminated this Agreement under Section 5.b., or Caillet has terminated this Agreement.

        5.   Termination of the Agreement.

             a. Termination of this Agreement by Caillet. Caillet may terminate this Agreement by written notice to the Company in the event of a material breach of the Agreement by the Company that is not cured within a period of fifteen (15) days after written notice by Caillet to the Company of the alleged breach.

             b. Termination of this Agreement by the Company for Cause. The Company may terminate this Agreement for Cause by giving Caillet written notice of termination. Advance notice of termination is not required, when termination is for Cause. For purposes of this Agreement, "Cause" includes, but is not limited to, the following:
(i) commission of fraud, embezzlement, or an act or omission by Caillet which would be either a felony under applicable law, or a misdemeanor involving moral turpitude under applicable law, regardless of whether or not Caillet is prosecuted for this crime, and if prosecuted, regardless of the eventual disposition of the case, as long as there is sufficient evidence of misconduct by Caillet, admissible in a court of law, to prove, by a preponderance of the evidence, as determined by the Board, that Caillet committed such acts; (ii) a serious act of misconduct in connection with Company work by Caillet, including, but not limited to, falsification of Company documents, dishonesty in connection with Company business, or misrepresentations to the Board of Directors; (iii) Caillet's failure or refusal to render services to the Company pursuant to this Agreement, where such services are reasonably directed by the Board, which is not cured within a period of fifteen (15) days after written notice by the Company to Caillet of the alleged failure or refusal to render services; and (iv) a material breach of this Agreement by Caillet, which is not cured within a period of fifteen (15) days after written notice by the Company to Caillet of the alleged breach. In the event this Agreement is terminated by the Company for Cause, Caillet shall have the right, within ten (10) days following notice of termination, to submit a letter to the Board explaining his position regarding the termination decision, and in the event such a letter is received by the Board, the Board shall promptly meet and reconsider its decision, taking into account any arguments or facts set forth in Caillet's letter. Caillet would have the right to attend this meeting together with his counsel.


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             c.   Termination of this Agreement by the Company without
Cause. The Company may terminate this Agreement without Cause, for any reason at all, or for no reason, by giving Caillet fifteen (15) days written notice of termination.

             d. Termination of this Agreement by the Company because of Caillet's Disability. The Company may terminate this Agreement because of Caillet's Disability by giving Caillet fifteen (15) days written notice of termination. For purposes of this Agreement, Caillet shall be deemed to be suffering from a "Disability" if he is unable to perform work assigned by the Board more than 60 days of the Term as a result of mental or physical illness or injury, regardless of whether or not those 60 days are consecutive.

             e. Termination of this Agreement in the Event of Caillet's Death. This Agreement shall terminate automatically in the event of Caillet's death, as of the date of death.

        6.   Protective Covenants.

             a. Reasons for Protective Covenants. The Company is engaged in the business of manufacturing and distributing products and services that inhibit the uncontrolled growth of microorganisms, mold or mildew in the indoor environment, removing such growths when they become excessive, and otherwise enhancing the quality of the indoor environment (the "Company Business"). Over the course of time the Company has developed goodwill, substantial Customer and Prospective Customer relationships and Protected Information, as such terms are defined below, all of which are legitimate business interests worthy of protection. Caillet acknowledges that the Company's legitimate business interests justify the following restrictive covenants, and that each of the following restraints and covenants are reasonably necessary to protect the Company's legitimate business interests. These protective covenants are specifically designed to permit Caillet to engage in work or to render consulting services appropriate for an individual with Caillet's experience and qualifications outside the Company Business, while restricting his ability to engage in certain specific business activities that would or might cause competitive injury to the Company's goodwill and business relationships, or compromise trade secrets or confidential proprietary information, or otherwise damage the business of the Company. Caillet acknowledges that the protective covenants will not prevent him from obtaining employment or rendering consulting services. Caillet further agrees that the protective covenants are neither overbroad, nor overlong, nor otherwise inappropriate. Caillet acknowledges having received an opportunity to review these covenants with counsel, that these covenants were the result of negotiation between the parties, and that he desires to be bound by the covenants in order to obtain the compensation provided by this Agreement.

             b. Covenants Relating to Protected Information. During his consulting relationship, Caillet will have access to Protected Information. Caillet covenants and agrees to keep all Protected Information confidential for the benefit of the Company, and as part of that obligation, shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use any Protected Information, other than in furtherance of his duties. These covenants and promises shall not apply to any conduct for which the Company has given prior written consent, or if the conduct is a disclosure directly pursuant to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (1) Caillet shall first have given prompt notice to the Company of any such possible




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or prospective order; (2) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure; and
(3) Caillet shall use his best efforts to obtain reasonable assurances that confidential treatment will be accorded to any Protected Information so disclosed. Both parties further agree that the consulting relationship between Caillet and the Company is a confidential and fiduciary relationship, and that as a consequence of the existence of this relationship, Caillet has a duty neither to use nor disclose Protected Information independent of any of the protective covenants set forth in this Agreement.

             c. Covenant not to Compete. Caillet agrees that during the Term of this Agreement, and for a two (2) year period of time following termination of his consulting relationship with the Company, he will not engage, either directly or indirectly, in the Company Business, or in any similar business, within the United States. "Engaging" in the Company Business involves work relating to the Company business, and includes, but is not limited to, being employed by, contracting with, working for, providing services to or for, lending assistance to or for, or consulting with or for the benefit of, any legal or natural person that produces, sells, markets, represents or services any products in the Company Business. It is the parties' intent that this provision be construed as broadly as possible during the time period and within the geographic scope of the covenant. Both parties agree that the two-year period provided in this covenant shall be extended by any length of time during which Caillet is in breach of the covenant.

             d. Covenants Relating to Customers and Prospective Customers. Caillet agrees that during the Term of this Agreement, and for a two (2) year period of time following termination of his consulting relationship with the Company, he shall not do the following: (i) solicit (directly or indirectly) any Customer or Prospective Customer of the Company to do business with a legal or natural person other than the Company, or (ii) solicit (directly or indirectly) any Customer of the Company to cease doing business with the Company; provided, however, that nothing in these covenants is intended to prohibit Caillet from soliciting business from any Company Customer or Prospective Customer where such business would not involve competition with the Company. It is otherwise the parties' intent that this covenant be construed as broadly as possible to protect and preserve the Company's Customer and Prospective Customer relationships within the temporal scope of the covenant. The parties agree that the two-year period provided in this covenant shall be extended by any length of time during which Caillet is in breach of the covenant.

             e. Covenant not to Solicit Employees. Caillet agrees that during the Term of this Agreement, and for a two (2) year period of time following termination of his consulting relationship with the Company, he will not solicit or attempt to persuade Company employees to terminate their employment with the Company and accept other employment with a similar business within the United States. This covenant specifically prohibits solicitation of employees, in the event of termination of Caillet's employment, to work with or for Caillet in a business competing with the Company in the United States during the two-year period of the covenant. Caillet acknowledges that this covenant is appropriate in view of the specialized training provided by the Company to its employees, and the fact that the covenant is limited to solicitation of employees to terminate their employment and work for competitors or similar businesses. Both parties agree that the two-year period provided in this Section shall be extended by any length of time during which Caillet is in breach of the covenant.



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             f.   Related Provisions.  Caillet agrees that the rights of
the Company provided by this Section 6 of this Agreement are special, unique and of extraordinary character and that the Company will be without an adequate remedy at law if Caillet violates any of those covenants. Accordingly, Caillet agrees that the Company shall be entitled to injunctive relief to enforce such covenants. It is also agreed that each of the covenants set forth in Section 6 of this Agreement is an agreement independent of any other provisions in this Agreement. If any such covenant is held invalid, void or unenforceable by a court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render any other provision of this Agreement unenforceable. It is the parties' intent that any covenant held overbroad by any court be enforced to the maximum extent deemed reasonable by that court. The existence of any claim or cause of action of Caillet against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

             g.   Definitions.  For purposes of this Section:

                  (1) Customer and Prospective Customer. The term "Customer" shall mean any legal or natural person who purchased goods or services from the Company, or who was a referral source for such a purchase, during the two years preceding the date of Caillet's termination, and the term "Prospective Customer" shall mean any legal or natural person from whom the Company solicited business, either directly or as a referral source, during the two years preceding the date of Caillet's termination. The terms "Customer" and "Prospective Customer" shall not include Olivier D'Auriol and any affiliates of the Company, including but not limited to a new subsidiary that may be formed named BBJ International.

                  (2) Company. The term "Company" shall mean, individually and collectively, the Company (as defined in the first paragraph of this Agreement) and each of the Company's Affiliates.

                  (3) Affiliate. The term "Affiliate" shall mean any corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company (as defined in the first paragraph of this Agreement).

                  (4) Protected Information. The term "Protected Information" shall mean any and all information and materials, in whatever form, whether or not reduced to writing and whether or not registerable, recordable or otherwise protected under applicable patent, copyright, trade secret, trademark or other form of intellectual property law, that Caillet has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with rendition of services to the Company, or through the use of any of the Company's facilities or resources, and regardless of how such information was communicated, disclosed, created or discovered, including both trade secrets and "know-how." Protected Information includes, but is not limited to, the following:
(i) Company marketing plans, techniques and arrangements, sales plans, techniques and arrangements, customer lists, parts lists, budgets, projections, cost analyses and data, sales data, value data, prospect lists (including, without limitation, prospects and non-prospects, and ratings of potential), pricing and mark-up information, customer service plans and techniques, vendor data and lists, other mailing lists having business value, purchasing information, pricing policies, quoting procedures, and other materials or information relating to the Company's business and activities and the manner in



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which the Company does business; (ii) application, operating system, database, communication and other computer software, developed for use on any operating system, all modifications, enhancements and versions and all options available with respect thereto, all future products developed or derived therefrom, and all source and object codes, algorithms, and any related documentation or manuals; (iii) financial information of the Company, including, without limitation, information relating to profits and losses; (iv) any information or materials received by the Company from third parties in confidence or subject to non-disclosure or similar covenants; and (v) any notes, tapes, reference items, sketches, drawings, memoranda, analyses, compilations, studies, summaries and other material relating to other Protected Information, however documented. Notwithstanding the foregoing, Protected Information shall not include information that becomes publicly available, or is made available to Caillet by unaffiliated third parties, without breach of (1) this Agreement,
(2) any other agreement or instrument to which the Company is a party or a beneficiary or to which such third party is a party or by which it is bound, or (3) any duty owed to the Company by Caillet or any third party, whether by contractual, legal, fiduciary or other obligation.

        7. No Company Employee Benefits. Caillet shall not be employed by the Company during the term of this Agreement, unless otherwise decided by the Board of Directors, and accordingly will not be entitled to any employee benefits offered by the Company, including but not limited to group insurance benefits, paid vacation, retirement benefits, FICA or workers compensation benefits; provided, however, that nothing in this Section is intended to affect Caillet's rights or benefits under Section 4 of this Agreement.

        8. Indemnification. If Caillet should become a party to any pending, threatened or completed action, suit or proceeding by reason of the services he renders hereunder, he shall be indemnified by the Company to the maximum extent permitted by law.

        9. Notices. In the case of any notice required or permitted to be given to Caillet under this Agreement, it shall be sufficient if the notice is personally given to Caillet, in writing, or if it is mailed to Caillet's last known principal address, as set forth in the Company's records. In the case of any notice required or permitted to be given to the Company under this Agreement, it shall be sufficient if the notice is personally given to the President of the Company, in writing, or if it is delivered by mail or other means to the office of the President. Mailing of any notice must be by facsimile transmission, e-mail, or overnight courier. In the event notice is sent by overnight courier, it will be effective on the next business day after mailing. A copy of any notice from the Company to Caillet should be provided to Nancy E. Fuchs, Esq., Kaye Scholer, LLP, 425 Park Avenue, New York, New York 10022, and a copy of any notice from Caillet to the Company should be provided to Richard A. Denmon, Esq., Carlton Fields, 777 S. Harbour Island Boulevard, Tampa, Florida
33602.

        10. Waiver. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party. To be effective, any waiver must be in writing and signed by the applicable party (with the same formalities as this Agreement).

        11. Binding Effect. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.



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More specifically, the Company's rights set forth in Section 6 of this
Agreement may be assigned to a purchaser or successor of the Company. The rights of Caillet under this Agreement may not be assigned without the prior written consent of the Company.

        12. Governing Law. This Agreement shall be interpreted, construed and governed according to the law of the State of Florida without regard to conflicts of laws principles that would result in the application of the laws of any other jurisdiction.

        13. Submission to Jurisdiction. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Hillsborough County, Florida, or by the United States District Court for the Middle District of Florida, or by any appellate courts which review decisions of those courts ("the Florida Courts"). The parties expressly submit to the jurisdiction of the Florida Courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this section of the Agreement in the Florida Courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party by the Florida Courts.

        14. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be prohibited or invalid under applicable law, the Agreement shall be interpreted as if such invalid covenants were not contained herein.

        15. Other Agreements. This Agreement is the only consulting agreement between the parties, and supersedes any prior oral or written consulting contracts. This Agreement may not be amended except in writing signed by the party to the Agreement against whom the change is being asserted.

        16. Counterparts and Facsimile Signatures. This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

        17. Waiver of Jury Trial. THE PARTIES WAIVE ANY RIGHT TO JURY TRIAL IN CONNECTION WITH ANY LAWSUIT BROUGHT BY EITHER PARTY UNDER OR PURSUANT TO THIS AGREEMENT.



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        IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth beneath their signatures.

                                   BBJ Environmental Technologies, Inc.


/s/ Jean Caillet                   By:/s/ Robert G. Baker
-----------------------------      ------------------------------------
Jean Caillet                       Name:  Robert G. Baker
                                        -------------------------------
                                   Title: Chairman & CEO
                                         ------------------------------
1-27-03                            1-27-03
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Date                               Date























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